Registration No. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                           NORTHLAND CRANBERRIES, INC.
             (Exact name of registrant as specified in its charter)

             Wisconsin                                      39-1583759
    (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

              800 First Avenue South
                   P.O. Box 8020
            Wisconsin Rapids, Wisconsin                54495-8020
     (Address of principal executive offices)          (Zip Code)


                           Northland Cranberries, Inc.
                             1995 Stock Option Plan
                            (Full title of the plans)

                              ____________________

                                 John A. Pazurek
                           Northland Cranberries, Inc.
                             800 First Avenue South
                                  P.O. Box 8020
                     Wisconsin Rapids, Wisconsin  54495-8020
                                 (715) 424-4444
                 (Name, address and telephone number, including
                         area code, of agent for service)
                           __________________________

                         CALCULATION OF REGISTRATION FEE

                                    Proposed      Proposed
                                    Maximum       Maximum
        Title of        Amount      Offering     Aggregate      Amount of
     Securities to      to be        Price       Offering     Registration
     be Registered    Registered   Per Share       Price           Fee

    Class A Common     400,000     $15.25(1)   $6,100,000(1)      $2103.45
     Stock, $0.01       shares
     par value


   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Northland Cranberries, Inc. Class A Common Stock on the Nasdaq National Market on September 12, 1995.

                        _________________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents filed with the Commission by Northland Cranberries, Inc. (the "Company") are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the year ended March 31, 1995, which includes certified financial statements as of and for the year ended March 31, 1995.

             2. All other reports filed since March 31, 1995 by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

             3. The description of the Company's Class A Common Stock contained under the Section entitled "Description of Capital Stock" in the Company's Form S-2 Registration Statement No. 33-60823, dated June 30, 1995, and any amendments or reports filed by the Company for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration
   Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Not applicable.

   Item 5.   Interests of Named Experts and Counsel.

             Jeffrey J. Jones, a Director of the Company, is a partner at Foley & Lardner, which serves as the Company's general counsel.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to Sections 108.0850 to 180.0858 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above. The Company's By-laws require indemnification of the Company's directors and officers to the fullest extent permitted by the Wisconsin Business Corporation Law. The indemnification rights provided as set forth above are not exclusive of any other rights to which a director or an officer of the Company may be entitled.

             The Company maintains an insurance policy which indemnifies its officers and directors against certain liabilities.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The exhibits filed herewith or incorporated by reference herein are set forth on the attached Exhibit Index.

   Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Rapids, State of Wisconsin, on August 31, 1995.

                                 NORTHLAND CRANBERRIES, INC.



                                 By:  /s/ John Swendrowski
                                      John Swendrowski
                                      President and Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


   By: /s/ John Swendrowski
        John Swendrowski
        Chairman of the Board,
        Chief Executive Officer and
        Director (principal
        executive officer)


   By: /s/ John A. Pazurek
        John A. Pazurek
        Vice President-Finance
        and Treasurer (principal
        accounting officer and
        controller


   By: /s/ Jeffrey J. Jones
        Jeffrey J. Jones

        Director


   By: /s/ Patrick F. Brennan
        Patrick F. Brennan
        Director


   By: /s/ John C. Seramur
        John C. Seramur
        Director


   By: /s/ LeRoy J. Miles
        LeRoy J. Miles
        Director


   By: /s/ Robert E. Hawk
        Robert E. Hawk
        Director


   By: /s/ Jerold D. Kaminski
        Jerold D. Kaminski
        Director

                                  EXHIBIT INDEX
    Exhibit No.                      Exhibit



    (4.1)              Northland Cranberries, Inc. 1995
                       Stock Option Plan

    (4.2)              Articles of Incorporation, as
                       amended

    (5)                Opinion of Foley & Lardner

    (23.1)             Consent of Deloitte & Touche LLP

    (23.2)             Consent of Foley & Lardner
                       (contained in Exhibit 5 hereto)